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January 31, 2005

Exhibit 5.3

United Agri Products, Inc.

7251 W. 4th Street

Greeley, CO 80634

O’Melveny & Myers LLP

Times Square Tower

7 Times Square

New York, New York 10036

Re:	Registration of Securities of United Agri Products, Inc.

Ladies and Gentlemen:

We have acted as special Florida counsel to United Agri Products-Florida, Inc., a Florida corporation (“UAP Florida”) and a wholly-owned subsidiary of United Agri Products, Inc., a Delaware corporation (the “Company”), in connection with the Company’s proposed offer (the “Exchange Offer”) to exchange up to $203,500,000 principal amount of the Company’s 8 1/4% Senior Notes due 2011 (the “Exchange Notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of the Company’s outstanding 8 1/4% Senior Notes due 2011 (the “Old Notes”). The Exchange Notes will be guaranteed (the “Guarantees”) by UAP Florida and certain other subsidiaries of the Company (collectively, the “Guarantors”), and the Old Notes have been guaranteed by UAP Florida and the other Guarantors.

United Agri Products, Inc.

O’Melveny & Myers LLP

January 31, 2005

This opinion is being delivered at the request of UAP Florida in order to facilitate the issuance of certain legal opinions required in connection with the Exchange Offer by O’Melveny & Myers LLP, counsel to the Company.

In our capacity as such counsel, we have reviewed originals, or copies certified or otherwise identified to our satisfaction, of only the following:

1. the Company’s Registration Statement on Form S-4 (File No. 333-111710) filed with the Securities and Exchange Commission in connection with the Exchange Offer (as amended and supplemented the “Registration Statement”);

2. the Indenture, dated as of December 16, 2003 (the “Indenture”), among the Company, the Guarantors, and JPMorgan Chase Bank, as trustee, including the Guarantee of UAP Florida included therein;

3. the Registration Rights Agreement, dated as of December 16, 2003, among the Company, as issuer, the Guarantors, and UBS Securities LLC, Goldman, Sachs & Co., and Bear, Stearns & Co. Inc., as initial purchasers;

4. the Articles of Incorporation of UAP Florida, as certified by the Florida Secretary of State;

5. the bylaws of UAP Florida, as certified by the Secretary of UAP Florida;

6. the executed Unanimous Written Consent of the Directors of UAP Florida, dated December 11, 2003, relating to the Indenture and the Guarantee of UAP Florida included therein and the other transactions contemplated by the Registration Statement;

7. a certificate of the Secretary of UAP Florida, dated January 31, 2005; and

8. a certificate of the Florida Secretary of State, dated January 31, 2005, as to the status of UAP Florida (the “Certificate of Status”).

The documents listed in 1 through 3 above are referred to herein as the “Opinion Documents.” The opinions expressed below relate solely to the documents listed above and not to any other documents that are referred to in, incorporated by reference into, or listed as attachments, exhibits, or schedules to, any of those documents.

As to matters of fact underlying the opinions expressed below, we have relied, without independent verification, upon the statements, certificates, and representations of officers, employees, and other representatives of UAP Florida,

United Agri Products, Inc.

O’Melveny & Myers LLP

January 31, 2005

including but not limited to the representations in the Indenture and the Guarantee of UAP Florida included therein. We have made no independent investigation of the accuracy or completeness of such statements, certificates, or representations or matters of fact.

This opinion is based, as to matters of law, solely on the laws of the State of Florida. We express no opinion relating to: (a) the laws or regulations of any jurisdiction other than the State of Florida (including but not limited to the federal laws of the United States); (b) the legality, validity, or enforceability of the Opinion Documents; (c) any usury laws; (d) any tax matters; or (e) any securities or Blue Sky laws.

In rendering the following opinions, we have relied, with your consent and without independent investigation, upon the following assumptions:

(a) Each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine;

(b) Each certificate issued by a governmental official, office, or agency concerning a person’s or entity’s status, including but not limited to certificates of corporate status, is accurate, complete, and authentic; and

(c) All official public records (including their proper indexing and filing) are accurate and complete.

Based on the foregoing, and having due regard for such legal considerations as we deem relevant, and subject to the limitations, qualifications, and exceptions set forth or incorporated herein, we are of the opinion that:

1. UAP Florida is a corporation organized and existing under the laws of Florida, and its status under the laws of Florida is active.

2. UAP Florida has the requisite corporate power to execute, deliver, and perform its obligations under the Indenture and the Guarantee of UAP Florida included therein.

3. The issuance of the Guarantee of UAP Florida has been duly authorized by all necessary corporate action on the part of UAP Florida.

United Agri Products, Inc.

O’Melveny & Myers LLP

January 31, 2005

4. The execution, delivery, and performance by UAP Florida of the Indenture and the Guarantee of UAP Florida included therein do not violate UAP Florida’s Articles of Incorporation or bylaws.

Our opinions set forth in this letter are based upon the facts in existence and laws in effect on the date hereof, and we expressly disclaim any obligation to update our opinions, regardless of any changes in such facts or laws that later may come to our attention.

We hereby consent to the filing of this opinion as Exhibit 5.3 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in such Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules or Regulations of the Commission thereunder.

Very truly yours,

/s/    HOLLAND & KNIGHT LLP